UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                                  SJW Corp.
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         (Exact name of registrant as specified in its charter)

                 California                            77-0066628
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(State of incorporation or organization)    (IRS Employer Identification No.)

      374 West Santa Clara, San Jose, California             95113
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       (Address of principal executive offices)            (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

             Title of each class               Name of each exchange on which
             to be so registered               each class is to be registered

       Common Stock, par value $1.042              New York Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:

                              N/A (if applicable)
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Securities to be registered pursuant to Section 12(g) of the Act:

                                     N/A
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                               (Title of Class)

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                               (Title of Class)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

General

     The class of securities to be registered hereby is the common stock, $1.042 par value per share (the "Common Stock"), of SJW Corp. The following is a description of the Common Stock, as well as the rights, preferences and restrictions of other authorized capital stock of SJW Corp. that may affect the rights of holders of Common Stock.

Common Stock

     The Company is authorized to issue 18,000,000 shares of Common Stock, of which 9,135,441 shares were outstanding as of September 30, 2005. Under our restated articles of incorporation, as amended, the holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. After payment of any dividends due and owing to the holders of preferred stock, holders of Common Stock are entitled to receive dividends declared by the Board of Directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share in all assets remaining after payment of liabilities and liquidation preferences of outstanding shares of preferred stock. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

Preferred Stock

     In accordance with our restated articles of incorporation, as amended, our Board of Directors has the authority, without further action by the stockholders, to issue up to 176,407 shares of preferred stock, $25 par value per share. Our Board may issue 2,645 shares of cumulative preferred stock, Series A ("Series A Preferred"), 196 shares of cumulative preferred stock, Series B ("Series B Preferred"), 200 shares of cumulative preferred stock, Series C ("Series C Preferred"), 200 shares of cumulative preferred stock, Series D ("Series D Preferred"), 166 shares of cumulative preferred stock, Series E ("Series E Preferred"), 4,000 shares of cumulative preferred stock, Series G ("Series G Preferred"), and 9,000 shares of cumulative preferred stock, Series H ("Series H Preferred"). In addition, our Board is authorized to issue an aggregate of 160,000 preferred shares of Series I, Series J, Series K, Series L, Series M and Series N, the number of shares constituting each of such series as is determined by our Board. The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series G Preferred and Series H Preferred shall have such rights, preferences and privileges as set forth in our restated articles of incorporation, as amended. Our Board of Directors shall determine the dividend rates, conversion rights, if any, sinking fund provisions, if any, redemption prices and liquidation preferences of the Series I, Series J, Series K, Series L, Series M and Series N preferred shares, if issued.

     Our Common Stock is subject to and subordinate to any rights, preferences, privileges and restrictions which are granted to any preferred stock in our restated articles of incorporation, as amended, or which may hereafter be granted to any series of preferred stock by our Board of Directors pursuant to the authority conferred upon it in our restated articles of incorporation, as amended. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change of control of the Company.

     Our restated articles of incorporation, as amended by a certificate of amendment, are filed as exhibits hereto. The foregoing description of our capital stock does not purport complete and is qualified in its entirety by reference to such exhibits.

     No shares of preferred stock are issued and outstanding.

Item 2.  Exhibits.

Exhibit Number  Description
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     3.1        Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-K filed with the Securities and Exchange Commission on March 12, 2002)

     3.2 Certificate of Amendment of the Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to Registrant's Form 10-K filed with the Securities and Exchange Commission on March 7, 2005)

     3.3 By-Laws (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-Q filed with the Securities and Exchange Commission on May 6, 2005)

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:          October 28, 2005       SJW CORP.


                                       /s/ W. Richard Roth
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                                       W. Richard Roth
                                       Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibit Number  Description
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     3.1        Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-K filed with the Securities and Exchange Commission on March 12, 2002)

     3.2 Certificate of Amendment of the Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to Registrant's Form 10-K filed with the Securities and Exchange Commission on March 7, 2005)

     3.3 By-Laws (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-Q filed with the Securities and Exchange Commission on May 6, 2005)